FIRST AMENDMENT TO THE AMENDED AND RESTATED BYLAWS OF

UNITED INSURANCE HOLDINGS CORP.,

A DELAWARE CORPORATION

AS AMENDED AND RESTATED APRIL 22, 2020

The Bylaws of UNITED INSURANCE HOLDINGS CORP. (the "**Bylaws**"), are hereby amended as follows:

The name of the corporation shall be American Coastal Insurance Corporation. All references to United Insurance Holdings Corp. shall be replaced with American Coastal Insurance Corporation.

Article I, Section I of the Bylaws is deleted in its entirety and replaced with the following:

"SECTION 1. REGISTERED OFFICE. The address of American Coastal Insurance Corporation's (the "*Corporation*") registered office in the State of Delaware is Cogency Global Inc., 850 New Burton Road, Suite 201, Dover, County of Kent, Delaware 19904."

Except as herein amended, the provisions of the Bylaws shall remain in full force and effect.

AS APPROVED BY THE BOARD OF DIRECTORS EFFECTIVE: July 6, 2023.

IN WITNESS WHEREOF, the Corporation has caused this First Amendment to be signed by Brooke Adler, its Secretary, this 10th day of July, 2023.

B[redacted]
Secretary